Exhibit 99.2

NOTICE OF FULL REDEMPTION

TO THE HOLDERS OF

PROVINCE HEALTHCARE COMPANY
4 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2005
*CUSIP NUMBER: 743977AA8

NOTICE IS HEREBY GIVEN, pursuant to the terms of the above-described Notes (the “Notes”) and Section 3.01 and the other terms of the Indenture dated as of November 20, 2000, as amended by the First Supplemental Indenture dated as of April 15, 2005 (collectively, the “Indenture”), by and among U.S. Bank National Association (as successor in interest to National City Bank) (the “Trustee”), Province Healthcare Company (the “Company”) and LifePoint Hospitals, Inc., that the Company will redeem on May 16, 2005 (the “Redemption Date”) all of the $75,970,000 aggregate principal amount of the outstanding Notes at a price equal to 100.9% of their principal amount plus accrued and unpaid interest from November 20, 2004 to, but excluding, the Redemption Date (the “Redemption Price”).

Pursuant to Section 10.11 of the Indenture, as a result of the completion of the business combination of the Company and LifePoint Hospitals, Inc. (now renamed Historic LifePoint Hospitals, Inc.) under a new holding company named LifePoint Hospitals, Inc. (the “Merger”) on April 15, 2005, the Notes are convertible into the per share merger consideration that was received by the holders of the Company’s common stock upon completion of the Merger (a “Province Consideration Unit”). The Notes are convertible at the option of the holder at any time on or prior to the close of business on the Redemption Date at a conversion price of $26.45 per Province Consideration Unit.

Holders who wish to convert Notes must satisfy the requirements set forth in paragraph 8 of the Notes and deliver the Notes to be converted to U.S. Bank National Association (as successor in interest to National City Bank) (the “Conversion Agent”) at P O Box 64111, St Paul MN 55164-0111, (by registered mail) or 60 Livingston Avenue, 1st Fl Bond Drop Window, St Paul MN 55107 (by hand or overnight mail), Attention: Corporate Trust Services.

Unless the Company defaults in paying the Redemption Price, interest will cease to accrue on the redeemed Notes on and after the Redemption Date.

Payment of the Redemption Price will be made, UPON PRESENTATION AND SURRENDER of such Notes on the Redemption Date to U.S. Bank, National Association (as successor in interest to National City Bank) (the “Paying Agent”) at One Financial Square, Louisville, Kentucky 40202, Attention: Corporate Trust.

Province Healthcare Company
By: U.S. Bank National Association (as
successor in interest to National City Bank)
as Trustee

DATED: April 15, 2005

*This CUSIP number has been assigned by Standard & Poor’s Corporation and is included solely for the convenience of the holders. Neither Province Healthcare Company nor the Trustee shall be responsible for the selection or use of this CUSIP number, nor is any representation made as to its correctness on the Notes or as indicated in this Notice of Redemption.

NOTICE

Under the provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (the “Act”), the Paying Agent may be obligated to withhold that percentage of the redemption price designated in the Act for this current year from any Holder who has failed to furnish the Paying Agent with a valid taxpayer identification number or a certification that such Holder is not subject to backup withholding under the Act. Holders who wish to avoid the application of these provisions should submit a completed IRS Form W-9 when presenting their Notes.